                              SOCIETY CORPORATION

                     LONG TERM INCENTIVE COMPENSATION PLAN

                        (NOVEMBER 30, 1993 RESTATEMENT)


             The Society Corporation Long Term Incentive Compensation Plan, originally established effective as of January 1, 1987, is hereby amended and restated in its entirety effective November 30, 1993.
             Society Corporation hereby establishes this Long Term Incentive Compensation Plan for the purpose of providing an incentive to selected senior officers of Society Corporation and its subsidiaries who have major responsibility for the long term performance of Society Corporation and its Subsidiaries.
                                   ARTICLE I
                                  DEFINITIONS
             For the purposes hereof, the following words and phrases shall have the meanings indicated:
             1. A "Beneficiary" shall mean any person designated by a Participant in accordance with the Plan to receive payment of all or a portion of any Incentive Compensation Award for which the Participant is eligible at the time the Participant's death or the remaining balance of the Deferred Compensation Account in the event of the death of the Participant prior to receipt by such Participant of the entire amount credited to the Participant's Deferred Compensation Account.





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             2.      "Change in Control" shall be deemed to have occurred if at any time or from time to time:
                 (i) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition of 25% or more of the voting stock of the Corporation in a transaction or series of transactions by any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended),
                 (ii) during any period of 24 consecutive calendar months, individuals who at the beginning of such period constitute the directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election of each new director of the Corporation was approved or recommended by the vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period,
                 (iii) The Corporation merges with or into or consolidates with another corporation and, after giving effect to such merger or consolidation, less than sixty percent (60%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of the Corporation outstanding immediately prior to such merger or consolidation,
                 (iv) there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation, or
                 (v) the shareholders of the Corporation shall approve any plan or proposal for the liquidation or dissolution of the Corporation;





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Notwithstanding the foregoing, the Corporation's merger with KeyCorp shall not constitute a Change in Control hereunder.
         3. The "Committee" shall mean the Compensation and Organization Committee of the Board of Directors of the Corporation, or another Committee of the Board of Directors hereafter succeeding to the responsibilities currently performed by the Compensation and Organization Committee.
         4. "Compensation Period" shall mean a period consisting of three consecutive calendar years.
         5. The "Corporation" shall mean Society Corporation, a bank holding company and its corporate successors, including the surviving corporation resulting from any merger of Society Corporation with any other corporation or corporations.
         6. A "Deferred Compensation Account" shall mean the bookkeeping account on which the amount of the Incentive Compensation Award that is deferred, pursuant to Section 4 of Article II, shall be recorded and on which interest shall be credited in accordance with the Plan.
         7. An "Eligible Employee" shall mean any senior officer of the Corporation or of any Subsidiary who is determined by the Committee to have major responsibility for the long term performance of the Corporation.
         8. An "Incentive Compensation Award" shall mean the bonus which may be paid to a Participant pursuant to the Plan for any Compensation Period.





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         9.      "Market Point" shall mean for any Participant the average
market point (as determined under the Corporation's salary administration program) of such Participant's job grade during the applicable Compensation Period; provided, however, that if (a) the Corporation changes such Participant's job grade during any such Compensation Period, or such Participant is promoted, transferred, or otherwise moves into a different job grade during such Compensation Period then such Market Point shall be calculated on a pro rata basis for each of the periods in which such job grades were in effect for such participant.
         10. A "Participant" shall mean an Eligible Employee who is selected by the Committee to participate in the Plan.
         11. The "Plan" shall mean this Long Term Incentive Compensation Plan, together with all amendments hereto.
         12. "Subsidiary" shall mean a corporation organized and existing under the laws of the United States or of any state or the District of Columbia of which 80 percent or more of the issued and outstanding stock is owned by the Corporation or by a Subsidiary of the Corporation.
                                   ARTICLE II
                         INCENTIVE COMPENSATION AWARDS
         1. Participation. Annually, the Committee shall select the Participants in the Plan for the Compensation Period and shall determine whether such Participant shall be in Incentive Group I or Incentive Group II. The selection will be made prior to the beginning of each Compensation Period or as soon thereafter as is reasonably possible; additional selections for such Compensation Period may not thereafter be made. Participants shall be notified of their selection in writing.





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         2.      Incentive Compensation Awards.  The Incentive Compensation
Awards are determined by applying a percentage to each Participant's target bonus. The formula for determining the percentage shall be based on return on common equity of the Corporation for the Compensation Period (i.e., average annual return on common equity) and such formula shall be established by the Committee prior to the beginning of a Compensation Period or as soon thereafter as is reasonably possible. The Committee, in its sole discretion, may discontinue the participation of an individual Participant; any such discontinued Participant shall receive a pro rata Incentive Compensation Award based on a fraction the numerator of which is the number of months of the Compensation Period that are completed prior to such discontinuance and the denominator of which is 36.
         Individual target bonuses are as follows:


                                                      TARGET BONUS AS A
         INCENTIVE GROUP                           PERCENT OF MARKET POINT
         ---------------                           -----------------------
              I                                            25%
              II                                           20%


In the event that the Committee approves participation in the Plan for an individual whose job does not have an assigned salary grade, the Committee is authorized to base the calculation of Target Bonus and other calculations under this Plan on such individual's base salary. As soon as practical after the end of each Compensation Period, the Corporation shall compute the amount of the Incentive Compensation Awards payable under the Plan for such Compensation Period in accordance with the percentage determined by the formula. The Committee, after consulting with the Chief Executive Officer or in its sole discretion, reserves the right to increase or decrease by the same percentage the Incentive Compensation Awards of all Participants on the basis of extraordinary circumstances that affected the Corporation's





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financial performance; provided, however, if there occurs a Change in Control, such authority to increase or decrease the Incentive Compensation Awards shall not apply to any Incentive Compensation Award, or any portion of Incentive Compensation Award, earned on or prior to such Change in Control, but not yet paid or deferred.
         3. Payment upon death, disability, and plan termination. Participants who retired or were disabled during a Compensation Period, or the Beneficiary(s) or the estate of a Participant whose death occurred during a Compensation Period, shall receive a pro rata Incentive Compensation Award; such pro rata payment shall be based on a fraction the numerator of which is the number of months of the Compensation Period that are completed prior to such change in status and the denominator of which is 36. If a Participant terminates employment during the Compensation Period for any reason other than retirement, disability, or death, no Incentive Compensation Award shall be payable to such Employee. In the event that a Participant dies prior to receiving an Incentive Compensation Award, the Corporation shall pay any such Incentive Compensation Award to the Participant's estate, unless the Participant designates in writing that payment shall be made to a Beneficiary or Beneficiaries; such designation of Beneficiary(s) shall be effective only if acknowledged in writing by a duly authorized representative of the Corporation. Such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant.





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         In the event of any termination of this Plan for any reason, the guidelines or formulas for determining the Incentive Compensation Awards shall be based on the performance of the Corporation from the beginning of such Compensation Period to the calendar month end occurring just prior to the effective date of the termination of the Plan. In the event of any such termination of the Plan, the Committee shall have no right to increase or decrease the Incentive Compensation Awards computed in accordance with this Section and Article II, Section 2 above. If this Plan is terminated during a Compensation Period for any reason, including but not limited to a termination caused by a Change In Control, each Participant shall receive a pro rata Incentive Compensation Award based on the number of full months of the Compensation Period that are completed prior to such termination of the Plan. Notwithstanding any other provision of this Plan, in the event of any such termination of the Plan, each Participant shall receive a pro rata Incentive Compensation Award for each applicable Compensation Period in cash within sixty days after the effective date of such Plan termination. In the event of any such plan termination, the Corporation shall base such pro rata Incentive Compensation Awards on the Corporation's performance for each full year of any current Compensation Period and, for the year in which the termination occurs, on the number of full months of such year prior to the effective date of such Plan termination; the Corporation shall retain the services of the independent public accountants used by the Corporation (prior to the plan termination) to determine the financial performance for such partial year. The Corporation shall then calculate such pro rata Incentive Compensation Award using the Corporation's performance for each such full year and such partial year as determined above (i.e., average monthly return on equity).





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         4.      Payment of Incentive Compensation Award.  A Participant who
desires to defer payment of all or a portion of the Participant's Incentive Compensation Award for a specific Compensation Period must complete and deliver an election agreement to the Corporation within thirty (30) days after the Participant is selected as a participant for such Compensation Period. Such election agreement shall designate (a) the amount of the Participant's Incentive Compensation Award to be deferred (which must be either a fixed percentage of the Award, an amount in excess of a specific dollar amount, or up to a specific dollar amount), (b) the type of deferral (which must be a one year deferral, a three year deferral, or a retirement deferral), (c) for retirement deferrals, the date to which the Participant's Incentive Compensation Award shall be deferred (which must be either the first business day of the quarter following retirement or the first business day of January in the year following retirement), and (d) for retirement deferrals, whether the distribution of the Incentive Compensation Award is to be paid in a lump sum or installments, and if in installments, the number of annual or quarterly payments; if the participant fails to file such an election agreement with the Corporation within such thirty (30) day period, the Participant's Incentive Compensation Award shall be paid in cash. The Corporation shall provide each Participant with an appropriate election form at the time the Participant is notified of the Participant's selection for the applicable Compensation Period. Such election shall be irrevocable. Amounts deferred shall be credited to the Deferred Compensation Account, and amounts paid in cash shall be paid, on or prior to March 15 of the calendar year following the end of the Compensation Period. If a Participant elects to defer payment of all or a portion of the Incentive Compensation Award, the Corporation shall establish a Deferred Compensation Account, and payment of the amounts reflected therein shall be in accordance with Article II, Section 6.





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         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, shall have the authority to authorize payment or credit to a Deferred Compensation Account, whichever the Participants shall have selected, of all or a portion of all Incentive Compensation Awards prior to the end of the Compensation Period, and if a portion, the Corporation shall pay or credit, whichever the Participants shall have selected, the remaining portion of the Award on or prior to March 15, as provided above.
         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, shall have the authority to require deferral of payment of all or a portion of all Incentive Compensation Awards due to any Plan Participant if the Committee determines that the Corporation would be denied a deduction for federal income tax purposes for such Award or the portion thereof by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, if the Award or the portion thereof were not so deferred. Such deferred Incentive Compensation Awards, or the portion thereof, shall be treated as Incentive Compensation deferred under Section 5 below and shall be payable to the Participant at such time as the Committee, in its sole discretion, believes that such Award, or the portion thereof, would be so deductible, but not later than thirty (30) days following the fiscal year in which the Participant terminates employment with the Corporation and its subsidiaries.
         All payments of Incentive Compensation Awards shall be in cash from the general assets of the Corporation or a Subsidiary, and Participants shall have the status of general unsecured creditors of the Corporation. Incentive Compensation Awards payable under the Plan constitute a mere promise by the Corporation to make such payments in the future. Finally, it is the intention of the Corporation and the Participants that the Plan be unfunded for tax purposes and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.





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         5.      Deferred Compensation Account.  The amount of any Incentive
Compensation Award that is deferred shall be treated as if it were set aside in a Deferred Compensation Account on the date the Incentive Compensation Award would otherwise have been paid in cash to the Participant.
         The balance of such Deferred Compensation Account shall be credited with interest computed quarterly (based on calendar quarters) on the lowest balance of the Deferred Compensation Account during each calendar quarter. The interest credited to the Account shall be based on an annual rate (the "Base Rate") equal to the highest annual rate paid by Society National Bank on new IRA certificates of deposit issued on the last business day of such quarter, or at such other rate as may be determined from time to time by the Committee. In the event that the Participant remains employed with the Corporation or one of its Subsidiaries until the Participant becomes eligible for retirement under the Corporation's retirement plan, death, or disability, the interest rate credited to that portion of the Participant's Deferred Compensation Account that relates to any Retirement Deferral made under Section 6 below, from and after January 1, 1993, shall be 2% in excess of the Base Rate (the "Bonus Rate"). The Corporation shall credit interest to the Deferred Compensation Account with respect to each calendar quarter on the first day of the following calendar quarter. Deferred Compensation Accounts maintained on behalf of Participants (or Beneficiaries of such Participants) who retired, died, or became disabled prior to January 1, 1993, shall in no event be entitled to have interest credited at the Bonus Rate. The Corporation may establish separate Deferred Compensation Accounts for a particular Participant to properly account for amounts deferred under different alternatives and amounts deferred under different years.
         6. Payment of Deferred Compensation Account. Payment of the Deferred Compensation Account shall be made, depending upon the alternative selected by the Participant, as follows:





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                 (a) One Year Deferral.  The Deferred Compensation Account
shall be paid in a single cash lump sum on the first business day of the second calendar year following the Compensation Period in which the Incentive Compensation Award was earned.

                 (b) Three Year Deferral. The Deferred Compensation Account shall be paid in three substantially equal consecutive annual installments, on the first business day of the second through fourth calendar years following the Compensation Period in which the Incentive Compensation Award was earned.

                 (c) Retirement Deferral. If a Participant retires or terminates employment due to disability, the amount of a Deferred Compensation Account paid under this alternative shall be paid to the Participant in such a manner and at such time or times as the Participant selects pursuant to Article II, Section 4 above.

         The amount of any Deferred Compensation Account of a Participant whose employment terminates for any reason other than retirement or disability shall be paid to the Participant in a lump sum within ninety days after the date of termination of employment.
         Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the making of payment of all or any portion of the amount of the Deferred Compensation Account to a Participant in the case of any of the following events:

         (a) An "unforeseeable emergency" of the Participant, which shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the individual if such withdrawal were not permitted. The amount of the withdrawal that is permitted under this subparagraph (a) is limited to the amount necessary to meet such emergency.

         (b) Upon the written request of a Participant, provided that (i) the Committee determines that such withdrawal would not be adverse to the best interests of the Corporation, (ii) the request is made ninety (90) days before the requested date of payment, (iii) the Participant forfeits an amount equal to 10% of the amount requested, and (iv) the Participant is disqualified from deferring the next Incentive Compensation Award for which the Participant would be eligible to defer under this Plan.





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         (c)     Upon the written request of a Participant, provided that (i)
                 the Participant agrees to apply all of the net distributed amount (after reduction for applicable payroll taxes) to purchase the Corporation's Common Shares through the exercise of stock options or otherwise, (ii) the Participant agrees to hold the Corporation's Common Shares so purchased for a period of time determined by the Committee, which period shall terminate no earlier than the Participant's termination of employment with the Corporation and any Subsidiary, and (iii) the Participant agrees to such other limitations, restrictions, and potential penalties as determined by Committee to be applicable in connection with the distribution.
         Payment of any such withdrawal under this Section 6 will be paid out of one year deferrals first, three year deferrals second, and retirement deferrals last, and paid out among three year deferrals pro rata if there is more than one such deferral.
         7. Death of Participant. In the event of the death of a Participant prior to receipt by such participant of the entire amount of the Participant's Deferred Compensation Account, such amount shall be paid to the Beneficiary or Beneficiaries designated in writing by the Participant; in the event there is more than one Beneficiary, such designation shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant. The Committee, in its sole discretion, shall determine whether payment of the remaining amount of a Participant's Deferred Compensation Account shall be in a lump sum or in a number of substantially equal quarterly or annual installments over a period not to exceed ten years; such payments shall commence on such date within one year of the date of the Participant's death as shall be designated by the Committee. A Participant's Beneficiary designation may be changed at any time prior to the Participant's death by written notice signed by the Participant and received by the Corporation. The Beneficiary designation on file with the Corporation at the time of the Participant's death which bears the latest date shall govern. In the absence of a Beneficiary designation or the failure of all Beneficiaries to survive the Participant, the remaining amount of the Deferred Compensation Account shall be paid to the Participant's estate in a lump sum within ninety days after the appointment of an executor or administrator. The Committee may, in its sole





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discretion, accelerate the making of payment to a Beneficiary of the amount of a Deferred Compensation Account in the event of unforeseeable emergency as defined in Section 6 above. In the event of the death of a Beneficiary after payments to the Beneficiary have commenced, the remaining amount of the Deferred Compensation Account payable to such Beneficiary shall be paid to such Beneficiary's estate in a lump sum within ninety days after the appointment of an executor or administrator.
                                  ARTICLE III
                                 ADMINISTRATION
         The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out its duties under the Plan, including the power to determine all questions relating to eligibility for and the amount in a Deferred Compensation Account, all questions pertaining to claims for benefits and procedures for claim review, and the power to resolve all other questions arising under the Plan, including any questions of construction. The Corporation and the Committee may take such further action as the Corporation and the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Corporation and the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of the Employee Retirement Income Security Act of 1974, as amended, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under this Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claims as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. Notwithstanding anything to the contrary contained herein, the Corporation shall be the "administrator" for the purpose of the Employee Retirement Income Security Act of 1974, as amended. Any action authorized under this Plan to be done by the





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Committee may be done by the Board of Directors or any other Board Committee authorized by the Board of Directors.
                                   ARTICLE IV
                           AMENDMENT AND TERMINATION
         The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors or a duly authorized Committee thereof; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount credited to a Deferred Compensation Account. This Plan shall be automatically terminated on the effective date of any Change in Control.
                                   ARTICLE V
                                 MISCELLANEOUS
         1.      Non alienation of Deferred Compensation Account.  No
Participant or Beneficiary shall encumber or dispose of the right to receive any payment of the amount of a Deferred Compensation Account hereunder without the written consent of the Corporation. If a Participant or Beneficiary without the written consent of the Corporation attempts to assign, transfer, alienate, or encumber the right to receive the amount of a Deferred Compensation Account hereunder or permits the same to be subject to alienation, garnishment, attachment, execution, or levy of any kind, then the Committee, in its discretion, may hold or pay such amount or any part thereof to or for the benefit of such Participant or Beneficiary, the Participant's or Beneficiary's spouse, children, blood relatives, or other dependents, or any of them, in such manner and in such proportions as the Committee may consider proper. Any such application of the amount of a Deferred Compensation Account may be made without the intervention of a guardian. The receipt by the payee(s) of such payment(s) shall constitute a complete acquittance to the Corporation with respect thereto, and neither the Corporation, nor any Subsidiary, nor the Committee, nor any officer, member, employee, or agent thereof, shall have any responsibility for the proper application thereof.





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         2.      Plan Non contractual.  Nothing herein contained shall be
construed as a commitment to or agreement with any person employed by the Corporation or a Subsidiary to continue such person's employment with the Corporation or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the employment or the annual rate of compensation of any such person for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
         3. Interest of Participants and Beneficiaries. The obligation of the Corporation under the Plan to make payments of Incentive Compensation Awards and amounts reflected on Deferred Compensation Accounts merely constitute the unsecured promise of the Corporation to make payments from its general assets as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Corporation or any Subsidiary.
         4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable right as against the Corporation or any Subsidiary, their officers, employees, agents, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
         5. Absence of Liability. No member of the Board of Directors of the Corporation or a Subsidiary or the Committee or any officer of the Corporation or a Subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving his bad faith or willful misconduct, for anything done or omitted to be done by himself.
         6. Severability. The invalidity or unenforceability of any particular provisions of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.





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         7.      Governing Law.  The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

         EXECUTED AT Cleveland, Ohio, as of the 30th day of November, 1993.

                                                            SOCIETY CORPORATION


                                                            By:  _____________________________
                                                                    Roger Noall
                                                                    Vice Chairman and
                                                                    Chief Administrative Officer





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